Exhibit 99.1
SELECTED COMPANY FINANCIAL AND OTHER DATA (1)
     The following table sets forth selected consolidated historical financial and other data for AMB Property Corporation on a historical basis as of and for the years ended December 31:

	2005(4)	2004	2003	2002	2001
	(Dollars in thousands, except per share amounts)
Operating Data
Total revenues	$676,149	$592,429	$517,002	$497,453	$450,478
Income before minority interests and discontinued operations	209,947	118,871	115,041	118,831	154,241
Income from continuing operations	134,921	65,593	58,599	74,802	104,564
Income from discontinued operations	122,886	59,878	70,529	46,317	31,636
Net income	257,807	125,471	129,128	121,119	136,200
Net income available to common stockholders	250,419	118,340	116,716	113,035	120,100
Income from continuing operations per common share:
Basic (2)	1.52	0.71	0.57	0.80	1.05
Diluted (2)	1.45	0.69	0.56	0.78	1.04
Income from discontinued operations per common share:
Basic (2)	1.46	0.73	0.87	0.56	0.38
Diluted (2)	1.40	0.70	0.85	0.55	0.37
Net income available to common stockholders per common share:
Basic (2)	2.98	1.44	1.44	1.36	1.43
Diluted (2)	2.85	1.39	1.41	1.33	1.41
Dividends declared per common share	1.76	1.70	1.66	1.64	1.58

Other Data
Funds from operations	$254,363	$207,314	$186,666	$215,194	$186,707
Funds from operations per common share and unit:
Basic	2.87	2.39	2.17	2.44	2.09
Diluted	2.75	2.30	2.13	2.40	2.07
Cash flows provided by (used in):
Operating activities	295,815	297,349	269,808	297,723	293,903
Investing activities	(60,407)	(731,402)	(346,275)	(253,312)	(368,493)
Financing activities	(101,856)	409,705	112,022	(28,150)	127,303

Balance Sheet Data
Investments in real estate at cost	$6,798,294	$6,526,144	$5,491,707	$4,922,782	$4,527,511
Total assets	6,802,739	6,386,943	5,409,559	4,983,629	4,763,614
Total consolidated debt	3,401,561	3,257,191	2,574,257	2,235,361	2,143,714
Our share of total debt (3)	2,601,878	2,395,046	1,954,314	1,691,737	1,655,386
Stockholders’ equity	1,916,299	1,671,140	1,657,137	1,676,079	1,747,389

(1)	Certain items in the consolidated financial statements for prior periods have been reclassified to conform with current classifications with no effect on net income or stockholders’ equity.

(2)	Basic and diluted net income per weighted average share equals the net income available to common stockholders divided by 84,048,936 and 87,873,399 shares, respectively, for 2005; 82,133,627 and 85,368,626 shares, respectively, for 2004; 81,096,062 and 82,852,528 shares, respectively, for 2003; 83,310,885 and 84,795,987 shares, respectively, for 2002; 84,174,644 and 85,214,066 shares, respectively, for 2001.

(3)	Our share of total debt is the pro rata portion of the total debt based on our percentage of equity interest in each of the consolidated ventures holding the debt. We believe that our share of total debt is a meaningful supplemental measure, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. In addition, it allows for a more meaningful comparison of our debt to that of other companies that do not consolidate their joint ventures. Our share of total debt is not intended to reflect our actual liability should there be a default under any or all of such loans or a liquidation of the joint ventures. For a reconciliation of our share of total debt to total consolidated debt, a GAAP financial measure, please see the table of debt maturities and capitalization in Part II, Item 7: “Management Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources — Capital Resources.”

(4)	For the year ended December 31, 2005, we reclassified to discontinued operations the results of properties that we intended to sell or had sold as of March 31, 2006. See Note 17 to our consolidated financial statements.

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